Exhibit 10.29

EMPLOYMENT AGREEMENT

AGREEMENT made effective as of July 1, 2014 (this “Agreement”), by and between THE COMMUNITY FINANCIAL CORPORATION, with its principal place of business at 3035 Leonardtown Road, Waldorf, Maryland 20601 (the “Company”), COMMUNITY BANK OF THE CHESAPEAKE, a wholly-owned subsidiary of the Company (the “Bank”) and MICHAEL L. MIDDLETON (the “Executive”).

WHEREAS, the Company and the Bank desire to continue to provide for the Executive’s employment by the Company and the Bank.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Company, the Bank and the Executive agree as follows:

1.          EMPLOYMENT. The Executive shall serve as the Executive Chairman of the Boards of Directors of the Company and the Bank. In such positions, the Executive shall have the duties, responsibilities, functions, and authority determined and designated from time to time by the Boards of Directors of the Company and the Bank, including as set forth on Exhibit A to this Agreement. The Executive may also agree to serve as an officer of one or more affiliates of the Company and the Bank upon such designation. The parties to this Agreement do not intend for the Executive’s services as Executive Chairman of the Boards of Directors of the Company and the Bank to have constituted a “separation of service,” as that term is used for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), from his prior positions with the Company and the Bank.

2.          EFFECTIVE DATE AND TERM. The Company and the Bank agree to employ the Executive under this Agreement for a period of two (2) years beginning on the date first above written (the “Effective Date”) and ending on the day before the second (2nd) anniversary of the Effective Date (the “Term of Employment”). The last day of the term, as so extended from time to time, is herein sometimes referred to as the “Expiration Date.”

3.          COMPENSATION AND BENEFITS. The compensation and benefits payable to the Executive under this Agreement shall be as follows, it being understood that (i) references to benefits offered by, or to officers of, the Company and the Bank are intended to include benefits offered by, or to officers of, any affiliate of the Company or the Bank which employs the Executive and (ii) payments or benefits required to be provided by the Company and the Bank may be provided by an affiliate:

3.1           SALARY. For all services rendered by the Executive to the Company and the Bank, the Executive shall be entitled to receive a base salary at an annual rate of$321,661, subject to increase from time to time in accordance with the usual practices of the Company and the Bank with respect to review of compensation of its senior executives. Any increase in the Executive’s base salary shall become the “base salary” for purposes of this Agreement. The Executive’s base salary shall be payable in periodic installments in accordance with the Bank’s usual practice for its senior executives.

3.2           EMPLOYEE BENEFITS. The Executive shall also be entitled to participate in any and all employee benefit plans, medical insurance plans, disability income plans, retirement plans, bonus incentive plans, and other benefit plans from time to time in effect for senior executives of the Company and the Bank. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company and the Bank and (iii) the discretion of the Boards of Directors of the Company or the Bank or any administrative or other committee provided for in, or contemplated by, such plans.

3.3           INCENTIVE COMPENSATION. The Executive shall be eligible to participate in any special incentive compensation or bonus program on such terms as the Boards of Directors of the Company or the Bank may establish for the Executive’s participation.

3.4           BUSINESS EXPENSES. The Company and the Bank shall provide for, or reimburse, the Executive’s reasonable travel and other business expenses (including, without limitation, automobile and cellphone expenses) incurred by the Executive in the performance of the Executive’s duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Company and the Bank.

3.5           LEAVE. The Executive shall be entitled to leave (vacation, sick and personal) in accordance with the Company’s and the Bank’s standard policies for senior executives; provided, however, that the Executive shall receive not less than five (5) weeks vacation leave during each calendar year.

3.6           GENERAL. Nothing paid to the Executive under any plan, policy or arrangement currently in effect or made available in the future shall be deemed to be in lieu of other compensation to the Executive as described in this Agreement.

3.7           OTHER EMPLOYEE BENEFITS. The Executive shall be entitled to participate in any compensatory plans, arrangements or programs the Company or the Bank makes available to their senior executive officers, including, but not limited to, stock compensation programs, supplemental retirement arrangements, or executive health or life insurance programs, subject to, and on a basis consistent with, the terms and conditions of such plans, arrangements or programs. The Executive’s participation in such plans, arrangements or programs shall not be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

4.          EXTENT OF SERVICE. During the Term of Employment, the Executive shall devote at least 30 hours per week on activities related to the Company and the Bank, as well as his best efforts and business judgment, skill and knowledge to the advancement of the Company’s and the Bank’s interests and to the discharge of the Executive’s duties and responsibilities hereunder. The Executive shall not engage in any other business activity, except as may be approved by the Boards of Directors of the Company and the Bank; provided, however, that nothing herein shall be construed as preventing the Executive from:

(a)          investing the Executive’s assets in such form or manner as shall not require any material services on the Executive’s part in the operations or affairs of the companies or the other entities in which such investments are made, provided that the Executive may not own any interest in any entity that competes with the Company or the Bank or any of their affiliates (other than up to 4.9% of the outstanding voting stock of such an entity that is a publicly traded entity); or

(b)          serving on the board of directors of any company not in competition with the Company or the Bank or any of their affiliates, provided that the Executive shall not render any material services with respect to the operations or affairs of any such company; or

(c)          engaging in religious, charitable or other community or non-profit activities which do not impair the Executive’s ability to fulfill his duties and responsibilities under this Agreement.

5.          TERMINATION UPON DEATH. In the event of the Executive’s death during the Term of Employment, the Executive’s employment (and the Term of Employment) shall terminate on the date of the Executive’s death. The Company or the Bank shall pay to the Executive’s beneficiary, designated in writing to the Company and the Bank prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation), the sum of the base salary that would have been paid to the Executive for the remaining term of the Agreement. The Company or the Bank will make this payment to the beneficiary in a lump sum within thirty (30) days of the Executive’s death. The Company and the Bank shall also provide the beneficiary with any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company or the Bank in which the Executive participated as of his date of death.

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6.          DISCHARGE FOR CAUSE.

6.1           NOTICE AND DETERMINATION OF CAUSE. The Company or the Bank may terminate the Executive’s employment during the Term of Employment for Just Cause. A termination shall be deemed to have occurred for Just Cause only if:

(a)          the Boards of Directors of the Company or the Bank, by a separate affirmative vote of at least three-fourths (¾) of the entire membership, determines that the Executive has (i) engaged in acts of personal dishonesty which have resulted in loss to the Company or the Bank or their affiliates, (ii) become subject to the entry of a final cease and desist order which results in substantial loss to the Company or the Bank or their affiliates, (iii) willfully breached the Company’s or the Bank’s code of conduct and business ethics, or (iv) been disqualified or barred by any governmental or self-regulatory authority from serving in the Executive’s then-current employment capacity. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company or the Bank. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Boards of Directors of the Company or the Bank, or upon the advice of legal counsel for the Company or the Bank, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and the Bank; and

(b)          at least ten (10) days prior to the vote contemplated by Section 6.1(a), the Company or the Bank has provided the Executive with notice of intent of the Company or the Bank to discharge the Executive for Just Cause, detailing with particularity the facts and circumstances which are alleged to constitute Just Cause (the “Notice of Intent to Discharge”); and

(c)          after the giving of the Notice of Intent to Discharge and before the taking of the votes contemplated by Section 6.1(a), the Executive (together with the Executive’s legal counsel, if the Executive so desires) is afforded a reasonable opportunity to make both written and oral presentations before the Boards of Directors for the purpose of refuting the alleged grounds for Just Cause for the Executive’s discharge; and

(d)          after the vote contemplated by Section 6.1(a), the Company and the Bank have furnished to the Executive a notice of termination which shall specify the effective date of the Executive’s termination of employment (which shall in no event be earlier than the date on which such notice is deemed given) and include a copy of a resolution or resolutions adopted by the Boards of Directors of the Company and the Bank authorizing the termination of the Executive’s employment for Just Cause and stating with particularity the facts and circumstances found to constitute Just Cause for the Executive’s discharge (the “Final Discharge Notice”).

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6.2           SUSPENSION; FINAL DISCHARGE. Following the giving of a Notice of Intent to Discharge, the Company and the Bank may temporarily suspend the Executive’s duties and authority and, in such event, may also suspend the payment of salary and other cash compensation, but not the Executive’s participation in retirement, insurance and other employee benefit plans. If the Executive is discharged for Just Cause, all payments withheld during the period of suspension shall be deemed forfeited and shall not be payable to the Executive. If the Company or the Bank does not give a Final Discharge Notice to the Executive within one hundred twenty (120) days after giving a Notice of Intent to Discharge, the Notice of Intent to Discharge shall be deemed withdrawn and any future action to discharge the Executive for Cause shall require the giving of a new Notice of Intent to Discharge.

6.3           EFFECT OF TERMINATION. In the event of termination pursuant to this Section 6, the Term of Employment shall terminate and the Company or the Bank shall pay to the Executive an amount equal to the sum of (i) base salary or other compensation earned through the date of termination, plus (ii) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs, if any, of the Company or the Bank. All other obligations of the Company and the Bank under this Agreement shall terminate as of the date of termination.

7.          TERMINATION BY THE EXECUTIVE.

7.1           TERMINATION BY THE EXECUTIVE FOR GOOD REASON.

(a)          The Executive shall be entitled to terminate employment hereunder for or with Good Reason (as defined in Section 7.3). Upon any such termination, the Executive shall be entitled to receive the benefits set forth in Section 9 of this Agreement. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company and the Bank written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct of the Company or the Bank that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth (5th) business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than thirty (30) days after the notice is given).

(b)          The failure to set forth any fact or circumstance in a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the Executive from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

7.2           OTHER VOLUNTARY TERMINATION BY THE EXECUTIVE. During the Term of Employment, the Executive may effect, upon sixty (60) days prior written notice to the Company and the Bank, a Voluntary Termination of employment hereunder and thereupon the Term of Employment shall end. A “Voluntary Termination” shall mean a termination of employment by the Executive on the Executive’s own initiative other than (i) a termination due to death or Disability (as defined in Section 11), (ii) a termination for Good Reason (as defined in Section 7.3), or (iii) a termination as a result of the normal expiration of the full Term of Employment. If, during the Term of Employment, the Executive’s employment is terminated due to a Voluntary Termination, the Term of Employment shall thereupon end and the Company or the Bank shall pay to the Executive an amount equal to the sum of (A) base salary or other compensation earned through the date of termination, plus (B) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs, if any, of the Company and the Bank.

7.3           GOOD REASON. For purposes of this Agreement, the term “Good Reason” shall mean any of the following:

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(i)          any change in the duties, functions or responsibilities of the Executive that is inconsistent in any material and adverse respect with the Executive’s duties, functions or responsibilities with the Company or the Bank at the Effective Date (including any material and adverse diminution of such duties, functions or responsibilities);

(ii)         a reduction of the Executive’s base salary other than in connection with an across-the-board reduction in base salary for all similarly situated employees;

(iii)         the relocation of the Executive’s office to a location more than thirty (30) miles from its location at the Effective Date; or

(iv)        the taking of any action by the Company or the Bank or successors which would materially and adversely affect the Executive’s overall compensation and benefits package, excluding (A) changes to the compensation and benefits package made on a non-discriminatory basis to substantially all similarly-situated employees and (B) any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied reasonably promptly after receipt of written notice thereof given by the Executive.

(v)         failure to nominate or reelect the Executive as a member of the Boards of Directors of the Company or of the Bank.

(vi)        the liquidation or complete dissolution of the Company or the Bank; or

(vii)       a material breach of this Agreement by the Company or the Bank.

Notwithstanding anything in this Agreement to the contrary, during the twenty-four (24) month period beginning on the effective date of a Change in Control (as defined in Section 7.4, and continuing through the second anniversary of such date (but not beyond the Expiration Date), the Executive may voluntarily terminate his employment for any reason and such termination shall constitute termination With Good Reason.

7.4           CHANGE IN CONTROL. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred in any of the following events:

(i)          individuals who, on the date of this Agreement, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least half of the Board of Directors of the Company, provided that any person becoming a director subsequent to such time, whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on the Board of Directors of the Company (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Company shall be deemed to be an Incumbent Director;

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(ii)         any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors of the Company (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) a transaction (other than one described in (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (D) does not constitute a Change in Control under this paragraph (ii);

(iii)        the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) at least 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among (and only among) the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least 50% of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Company Board’s approval of the execution of the initial agreement providing for such Business Combination; or

(iv)        the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

8.          TERMINATION BY THE COMPANY WITHOUT CAUSE. The Executive’s employment with the Company or the Bank may be terminated without Just Cause by the Boards of Directors of the Company or the Bank, provided, however, that the Company and the Bank shall have the obligation upon any such termination to make the payments to the Executive provided for under Section 9 of this Agreement.

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9.          CERTAIN TERMINATION BENEFITS. In the event of termination pursuant to Section 7.1 or 8, the Executive shall be entitled to each of the following benefits:

9.1           EARNINGS TO DATE OF TERMINATION. An amount equal to the sum of (i) base salary or other compensation earned through the date of termination, plus (ii) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs, if any, of the Company and the Bank.

9.2           LUMP SUM PAYMENT. An unreduced lump sum severance benefit equal to the base salary (as provided for in Section 3.1 of this Agreement) that would have been paid to the Executive (based on the base salary in effect on the date of the Executive’s termination of employment) through the Expiration Date (including any amount which is contributed by the Company or the Bank on the Executive’s behalf pursuant to a salary reduction agreement and which is not included in the Executive’s gross income under Sections 125, 132(f) or 402(e)(3) of the Internal Revenue Code of 1986, as amended).

Subject to Section 16.20, the severance benefit payment under this Section 9.2 shall be made to the Executive in one lump sum within five (5) days of the date of the Executive’s termination of employment.

9.3           BENEFIT CONTINUATION. Continuation of the medical, dental and life insurance benefits described in Section 3.2 and existing on the date of termination at the level in effect on, and at the same out-of-pocket premium cost to the Executive, as of the date of termination until the Expiration Date.

9.4           VESTING OF STOCK AWARDS AND OPTIONS. If the Executive’s termination of employment occurs on or after the effective date of a Change in Control, there shall be an acceleration of all vesting provisions, so that as of the date of termination of the Executive’s employment, all stock awards made by the Company or the Bank to the Executive, to the extent then unvested or forfeitable, shall become immediately and fully vested and non-forfeitable, and all options to purchase common stock of the Company, to the extent then not exercisable, shall become immediately and fully exercisable.

10.         ADJUSTMENT FOR UNAVAILABILITY OF BENEFITS. If the medical, dental and life insurance benefits under any benefit plan or program provided for under Section 3.2 or continued pursuant to Section 9.3 may not be provided under any such plan to the Executive or to the Executive’s dependents, the Company or the Bank shall pay or provide for coverage on a comparable basis for the Executive and, where applicable, the Executive’s dependents.

11.         DISABILITY.

11.1         TERMINATION DUE TO DISABILITY. The Company and the Bank may terminate the Executive’s employment upon a determination, by vote of a majority of the Boards of Directors of the Company and the Bank, acting in reliance on the written advice of a medical professional acceptable to the Boards of Directors of the Company and the Bank, that the Executive is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Executive from performing the Executive’s assigned duties on the required basis for a period of at least one hundred and eighty (180) days during the one-year period ending with the date of the determination or is likely to result in death or prevent the Executive from performing the Executive’s assigned duties on a basis substantially consistent with this agreement for a period of at least one hundred and eighty (180) days during the period of one (1) year beginning with the date of the determination (such impairment, the “Disability”). Subject to Section 11 of this Agreement, in such event:

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(a)          The Company or the Bank shall pay to the Executive an amount equal to the sum of (i) base salary or other compensation earned through the date of termination, plus (ii) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable benefit plans and programs of the Company or the Bank.

(b)          In addition to the amounts payable pursuant to Section 11.1(a), the Company or the Bank shall to pay the Executive the base salary that would have been paid through the Expiration Date, reduced by any amounts to be paid to the Executive under any disability program sponsored by the Company or the Bank during the same time period. The Company or the Bank shall make the payment in a single lump sum within five (5) days of the Executive’s termination of employment.

11.2         EFFECTIVE DATE OF TERMINATION. A termination of employment due to Disability under this Section 11 shall be effected by notice of termination given to the Executive by the Company or the Bank and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Executive.

12.         EXCISE TAXES.

12.1         COVERED BENEFITS. “Covered Benefits” shall mean any payment or benefit paid or provided to the Executive by the Company or the Bank or any affiliate or any successor in interest to the Company or the Bank (whether pursuant to this Agreement or otherwise) that will be (or in the opinion of Tax Counsel (as defined below) might reasonably be expected to be) subject to any excise tax (the “Excise Tax”) imposed under Section 4999 of the Code. In the event that at any time during or after the Term of Employment the Executive shall receive any Covered Benefits, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive from the Gross-Up Payment, after deduction of any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes on the Gross-Up Payment, shall be equal to the Excise Tax on the Covered Benefits. For purposes of determining the amount of such Excise Tax on the Covered Benefits, the amount of the Covered Benefits that shall be taken into account in calculating the Excise Tax shall be equal to (i) the Covered Benefits, less (ii) the amount of such Covered Benefits that, in the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive (“Tax Counsel”), are not parachute payments (within the meaning of Section 280G(b)(1) of the Code).

12.2         CERTAIN ASSUMPTIONS. For purposes of this Section 12, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the effective date of the Executive’s termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Except as otherwise provided herein, all determinations required to be made under this Section 12 shall be made by Tax Counsel, which determinations shall be conclusive and binding on the Executive and Company, absent manifest error.

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12.3         TAX INDEMNIFICATION. The Company shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorney’s fees, reasonable accountant’s fees, interest, fines and penalties of any kind) which the Executive incurs as a result of any administrative or judicial review of the Executive’s liability under Section 4999 of the Code by the Internal Revenue Service or any comparable state agency through and including a final judicial determination or final administrative settlement of any dispute arising out of the Executive’s liability for the Excise Tax or otherwise relating to the classification for purposes of Section 280G of the Code of any of the Covered Benefits or other payment or benefit in the nature of compensation made or provided to the Executive by the Company. The Executive shall promptly notify the Company in writing whenever the Executive receives notice of the commencement of any judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Agreement or otherwise is being reviewed or is in dispute (including a notice of audit or other inquiry concerning the reporting of the Executive’s liability under Section 4999). The Company may assume control at its expense over all legal and accounting matters pertaining to such federal or state tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to the Covered Benefits or other payment or benefit in the nature of compensation made or provided to the Executive by the Company) and the Executive shall cooperate fully with the Company in any such proceeding. The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Company may have in connection therewith without prior consent of the Company. In the event that the Company elects not to assume control over such matters, the Company shall promptly reimburse the Executive for all expenses related thereto as and when incurred upon presentation of appropriate documentation relating thereto.

13.         CONFIDENTIAL INFORMATION. The Executive will not disclose to any other Person (as defined in Section 16.2) (except as required by applicable law or in connection with the performance of the Executive’s duties and responsibilities hereunder), or use for the Executive’s own benefit or gain, any confidential information of the Company or the Bank or any affiliate obtained by the Executive incident to the Executive’s employment with the Company or the Bank or their affiliates. The term “Confidential Information” includes, without limitation, financial information, business plans, prospects and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of business or facilities) which have been discussed or considered by the management of the Company or the Bank or their affiliates but does not include any information which has become part of the public domain by means other than the Executive’s failure to honor the obligations hereunder.

14.         NO MITIGATION; NO OFFSET. In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment or to mitigate damages, and there shall be no offset against any amounts due to the Executive under this Agreement for any reason, including, without limitation, on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts due under this Agreement are in the nature of severance payments or liquidated damages, or both, and are not in the nature of a penalty.

15.         INDEMNIFICATION AND INSURANCE.

15.1         INDEMNIFICATION. To the maximum extent permitted under applicable law, during the Term of Employment and for a period of six years thereafter, the Company and the Bank shall indemnify the Executive against and hold the Executive harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Company and the Bank or any affiliate thereof.

15.2         INSURANCE. During the Term of Employment and for a period of six years thereafter, the Company and the Bank shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by the Company and the Bank to insure directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or the Bank or any of their affiliates service in other capacities at its request. The coverage provided to the Executive pursuant to this Section 15 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company and the Bank.

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16.         MISCELLANEOUS.

16.1         CONFLICTING AGREEMENTS. The Executive hereby represents and warrants that the execution of this Agreement and the performance of the Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants which would affect the performance of the Executive’s obligations hereunder.

16.2         DEFINITION OF “PERSON”. For purposes of this Agreement, the term “PERSON” shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

16.3         WITHHOLDING. All payments made under this Agreement shall be net of any tax or other amounts required to be withheld under applicable law.

16.4         ARBITRATION. The Company and the Bank and the Executive agree that any claim, dispute or controversy arising under or in connection with this Agreement (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company’s or the Bank employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in the County of Charles, Maryland (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, excluding a transcript, shall be borne equally by the parties. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the Executive prevails on a claim for which attorney’s fees are recoverable under the Agreement). Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or the Bank or the Executive pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action. Notwithstanding the provisions of this paragraph, either party may seek injunctive relief in a court of competent jurisdiction, whether or not the case is then pending before the panel of arbitrators. Following the court’s determination of the injunction issue, the case shall continue in arbitration as provided herein.

16.5         INDEMNIFICATION FOR ATTORNEYS’ FEES. In the event any dispute or controversy arising under or in connection with Executive’s termination or this Agreement is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of: (i) all legal fees and expenses incurred by the Executive in resolving such dispute or controversy, and (ii) any back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due the Executive under this Agreement.

16.6         INTERPRETATION. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5” would be part of “Section 5” and references to “Section 5” would also refer to material contained in the subsection described as “Section 5.5”).

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16.7         ASSIGNMENT; SUCCESSORS AND ASSIGNS, ETC.

(a)          This Agreement is personal to the Executive and, without the prior written consent of the Company or the Bank, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)          This Agreement shall inure to the benefit of and be binding upon the Company and the Bank and their successors and permitted assigns.

(c)          The Company and the Bank may not assign this Agreement or any interest herein without the prior written consent of the Executive and without such consent any attempted transfer or assignment shall be null and void and of no effect; provided, however, that the Company and the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Bank expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company and the Bank would have been required to perform it if no such succession had taken place. As used in this Agreement, “the Company” and “the Bank” shall mean each of the Company and the Bank, as defined above, and any successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

16.8         ENFORCEABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.9         REDUCTIONS; REGULATORY REQUIREMENTS. Notwithstanding anything to the contrary contained in this Agreement, any and all payments and benefits to be provided to the Executive hereunder are subject to reduction to the extent required by applicable statutes, regulations, rules and directives of federal, state and other governmental and regulatory bodies having jurisdiction over the Company and the Bank and their affiliates. The Executive confirms that the Executive is aware of the fact that the Federal Deposit Insurance Corporation has the power to preclude the Company or the Bank or their affiliates from making payments to the Executive under this Agreement under certain circumstances. The Executive agrees that neither the Company, the Bank nor their affiliates shall be deemed to be in breach of this Agreement if they are precluded from making a payment otherwise payable hereunder by reason of regulatory requirements binding on the Company or the Bank or their affiliates, as the case may be.

16.10         WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.11         NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, and addressed to the Executive at the Executive’s last known address on the books of the Company and the Bank or, in the case of the Company and the Bank, at their main office, attention of the Chair of the Compensation Committee of the Boards of Directors of the Company and the Bank.

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16.12         ELECTION OF REMEDIES. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not constitute a breach by the Executive of any agreement the Executive may have with the Company and the Bank and shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s and the Bank’s benefit plans, programs or policies.

16.13         AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by the Executive and a duly authorized representative of the Company and the Bank.

16.14         NO EFFECT ON LENGTH OF SERVICE. Nothing in this Agreement shall be deemed to prohibit the Company or the Bank from terminating the Executive’s employment before the end of the Term of Employment with or without notice for any reason. This Agreement shall determine the relative rights and obligations of the Company or the Bank and the Executive in the event of any such termination. In addition, nothing in this Agreement shall require the termination of the Executive’s employment at the expiration of the Term of Employment. Any continuation of the Executive’s employment beyond the expiration of the Term of Employment shall be on an “at-will” basis, unless the Company and the Executive agree otherwise.

16.15         ALLOCATION OF OBLIGATIONS AS BETWEEN THE COMPANY AND ITS AFFILIATES. The parties understand that the Executive will perform substantial services for the Company and the Bank. Unless otherwise determined by the Boards of Directors of the Company and the Bank, the Executive shall not be entitled to compensation in addition to the compensation set forth in Section 3 of this Agreement as a result of the Executive’s serving as an officer of any affiliate of the Company or the Bank. The Company, the Bank and any affiliate shall apportion between them the amounts to be paid under this Agreement, based upon the services rendered by the Executive to each of entities, respectively. Any entitlement of the Executive to severance compensation or other termination benefits under this Agreement shall be determined on the basis of the aggregate compensation payable to the Executive by the affiliates and the Company and the Bank, and liability therefor shall be apportioned between the affiliates and the Company and the Bank in the same manner as compensation paid to the Executive for services to each of them. It is the intent and purpose of this Section 16.15 that the Executive have the same legal and economic rights that the Executive would have if all of the Executive’s services were rendered to and all of the Executive’s compensation were paid by the Company and the Bank.

16.16         PAYMENTS TO ESTATE OR BENEFICIARIES. In the event of the Executive’s death prior to the completion by the Company or the Bank of all payments due the Executive under this Agreement, the Company or the Bank shall continue such payments (other than payments which by their terms cease upon death) to the Executive’s beneficiary, as designated in writing by the Executive and provided to the Company or the Bank prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation) and, as applicable, to the Executive’s surviving dependents.

16.17         ENTIRE AGREEMENT; EFFECT ON PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations, prior draft agreements, and discussions of the parties, whether oral or written.

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16.18         COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile signatures.

16.19         GOVERNING LAW. This is a Maryland contract and shall be construed under and be governed in all respects by the laws of the State of Maryland without giving effect to its conflicts of law principles.

16.20         Section 409A of the Code.

(a)          This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on the Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with (b) below. In no event shall the Executive, directly or indirectly, designate the calendar year of payment.

(b)          If when separation from service occurs the Executive is a “specified employee” within the meaning of Section 409A of the Code, and if the cash severance payment under Section 4(b) or 5(c), (e) would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) or the “separation pay exception” under Treasury Section 1.409A-1(b)(9)(iii)), the Company or the Bank will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment to the Executive in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which the Executive separates from service.

(c)          References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company and the Bank, by their duly authorized officer, and by the Executive, as of the date first above written.

THE COMMUNITY FINANCIALCORPORATION		EXECUTIVE

By:	/s/ William J. Pasenelli	/s/ Michael L. Middleton
Its:	President	Michael L. Middleton

Attest:	/s/ Christy Lombardi	Witness:	/s/ Christy Lombardi

COMMUNITY BANK OF THE CHESAPEAKE

By:	/s/ William J. Pasenelli
Its:	President

Attest:	/s/ Christy Lombardi

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Executive Chairman JOB DESCRIPTION AND RESPONSIBILITIES

Purpose

The Executive Chairman is responsible for ensuring that the board of the Company is effective in setting and implementing the direction and strategy of the Company and its affiliates and to act as the Company’s leading representative.

Reporting Line

The Executive Chairman reports to the Board of Directors of the Company.

Areas of Responsibility

Leadership and strategic direction

•	To lead the board, ensuring its effectiveness in all aspects of its role

•	To plan for and consider strategic matters for the Company and its affiliates

•	To take the chair at general meetings, board meetings and strategy meetings

•	To be a represent the Company and its affiliates

•	To be a represent the Company to the government, regulatory authorities, the media, shareholders and the general public

•	To ensure that succession plans are in place for all key executives

•	To oversee the formulation of and propose to the board for approval, a corporate strategy for the Company and its affiliates which is directed towards the profitable growth and operation of the Company and its affiliates

•	To lead investor related activities and capital formation transactions

Delegation and oversight

•	To ensure that the board sets appropriate levels of authority for the Chief Executive Officer and other individual executives

•	To provide mentoring and counsel to executive management through participation in senior management meetings on a periodic basis

•	To regularly review operational performance and strategic direction of the Company and its affiliates with executive management

•	To periodically review the organizational structure of the Company and its affiliates and make recommendations as appropriate

•	To formalize the roles and responsibilities of the executive management team, including clear delegation of authorities

•	To be engaged in the Enterprise Risk Management process for the Bank and Company

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•	To participate in Mergers and Acquisition process

Board composition

•	Advise the governance committee on the composition of the board

•	To ensure that processes are in place for the appointment, as well as retirement, succession and, if necessary, removal of directors

Board performance

•	To ensure that the board remains focused on its role and the achievement of key tasks

•	To establish a process for annual evaluations of the board, its members and its committees

•	To ensure that appropriate objectives are established for the Chief Executive Officer and to monitor performance against those objectives

•	To ensure that the board satisfactorily oversees and evaluates the implementation of the strategy, policies and business plans of the Company and its affiliates

Support and development

•	To provide support and advice to the Chief Executive Officer as appropriate and ensure effective liaison and continuity of communication on developments occurring between formal board meetings

•	To oversee the ongoing development needs of individual directors are identified and met

Communication with shareholders

•	To ensure effective communication with all shareholders and maintain an effective shareholder relations process.

•	Promote the goodwill and support of shareholders and relevant stakeholders

•	To ensure, in conjunction with the Chief Executive Officer, that the views of major shareholders are communicated to the board and that members of the board develop an understanding of those views

Business strategy and management

•	To develop objectives and strategies that ensure the long term stability of the business

•	To monitor successful achievement of objectives and execution of strategy as approved by the board.

•	To provide oversight to the Company and Bank’s budget and planning process

Investment and financing

•	To identify and execute strategic acquisitions and disposals, advising on major proposals or bids

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•	To advise on geographic and revenue diversification initiatives

•	To advise on new business opportunities

Risk management and controls

•	Provide oversight of the Company and Bank’s risk profile, including the safety and soundness of the business, in line with the risk parameters established by the board

Board committees

•	To make recommendations to the Compensation Committee on compensation policies, executive compensation and terms of employment of the senior executive team

•	To make recommendations to the Governance Committee on the role and capabilities required of directors

Communication

•	Provide a means for timely and accurate disclosure of information to the Board

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